Exhibit (a)(1)(A)

MONSTER BEVERAGE CORPORATION

Offer to Purchase for Cash
Shares of Its Common Stock for an Aggregate Purchase Price
of Not More Than $2,000,000,000
at a Per Share Purchase Price Not Less Than $142.00 Per Share
Nor Greater Than $160.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2016,
UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        Monster Beverage Corporation, a Delaware corporation (the "Company," "Monster," "we," "our" or "us"), is offering to purchase for cash shares of its common stock, par value $0.005 per share, pursuant to (1) auction tenders at prices specified by the tendering shareholders of not less than $142.00 nor greater than $160.00 per share ("Auction Tenders") or (2) purchase price tenders ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions described in this Offer to Purchase, dated May 10, 2016 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"). We are offering to purchase shares having an aggregate purchase price of no more than $2.0 billion (the "Maximum Offer Amount") using cash on hand.

        Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price, determined as provided herein, and references in this Offer to Purchase to shares being tendered at or below the Purchase Price include Purchase Price Tenders. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 3.

        After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the "Purchase Price"), which will be not less than $142.00 and not more than $160.00 per share, that we will pay for shares of our common stock validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share of not less than $142.00 and not more than $160.00 per share that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding the Maximum Offer Amount. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, "odd lot" priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if a number of shares having an aggregate purchase price of more than the Maximum Offer Amount are validly tendered at or below the Purchase Price and not validly withdrawn.

        Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $142.00 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 14,084,507 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $160.00 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 12,500,000 shares.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        Our common stock is listed on the NASDAQ Global Select Market (the "NASDAQ") and trades under the symbol "MNST." On May 9, 2016, the reported closing price of our common stock on the NASDAQ was $148.79 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

        Although our Board of Directors has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary (each as defined herein), or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. See Section 2. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Rodney Sacks and Hilton Schlosberg, who are officers and members of the Board of Directors, have advised us that, although no final decision has been made, they may tender up to 2,150,000 and 1,250,000 shares, respectively, that they beneficially own in the Offer, including shares held by each of them directly and shares held by certain entities affiliated with them (collectively, and including Messrs. Sacks and Schlosberg, the "Founding Holders"), as Purchase Price Tenders. The Founding Holders beneficially owned an aggregate of 20,194,787 shares as of April 15, 2016, representing 9.9% of our outstanding shares of common stock as of April 15, 2016. Assuming that the Founding Holders tender the 3,400,000 shares referred to above and all such shares are purchased in the Offer, the Founding Holders will beneficially own an aggregate of 16,794,787 shares immediately following the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. We are not aware of any other affiliates that intend to tender their shares in the Offer. Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it may tender up to an aggregate of 3,000,000 shares on behalf of such trusts and entities. If the Founding Holders properly tender shares in the Offer, the Founding Holders' Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. See Section 11.

        Additionally, if the Offer is oversubscribed, we will first purchase shares owned in "odd lots" that have been validly tendered at or below the Purchase Price and then on a pro rata basis from all shareholders who properly tender shares at or below the Purchase Price subject to the conditional tender provisions. See Sections 1 and 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Barclays Capital Inc.

745 Seventh Avenue
New York, New York 10019

Banks, Brokers and Shareholders
Call Toll-Free: (888) 610-5877

Goldman, Sachs & Co.

200 West Street, 7th Floor
New York, New York 10282

Direct: (212) 902-1000
Toll-Free: (800) 323-5678

Offer to Purchase, dated May 10, 2016

2

 IMPORTANT

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company ("DTC") and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

  •
  if you are a holder of vested options to purchase shares of our common stock, subject to Company policies, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on June 1, 2016) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        Under a Purchase Price Tender, shares will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

        We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), and Barclays Capital Inc. and Goldman,

Sachs & Co., the dealer managers for the Offer (collectively, the "Dealer Managers"), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Monster or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent, or any or our or their affiliates.

2

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, in certain instances, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

        The issuer of the shares, Monster Beverage Corporation, is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

        We are conducting an offer by means of a procedure commonly called a "modified Dutch auction." Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our common stock, par value $0.005 per share, pursuant to (1) Auction Tenders at prices specified by the tendering shareholders of not less than $142.00 nor greater than $160.00 per share or (2) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Using cash on hand, we are offering to purchase shares having an aggregate purchase price of no more than the Maximum Offer Amount. Promptly after the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will be a single price per share of not less than $142.00 and not more than $160.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

        The Purchase Price will be the lowest price per share of not less than $142.00 and not more than $160.00 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding the Maximum Offer Amount. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

How many shares of its common stock is Monster offering to purchase?

        We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of the Maximum Offer Amount. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $142.00 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 14,084,507 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $160.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 12,500,000 shares. Assuming that the Offer is fully subscribed, the maximum of 14,084,507 shares that the Company is offering to purchase under the Offer represents 6.9% of the total number of shares issued and outstanding as of April 15, 2016. Assuming that the Offer is fully subscribed, the minimum of 12,500,000 shares that the Company is offering to purchase under the Offer represents 6.2% of the total number of shares issued and outstanding as of April 15, 2016.

        In addition, if shares valued at more than the Maximum Offer Amount are tendered in the Offer at or below the Purchase Price, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will Monster pay for the shares?

        We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on June 8, 2016, unless we extend or terminate the Offer.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

        If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

        The Offer is being made pursuant to our existing share repurchase authority. See Section 11.

        Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, anticipated future performance and financial condition. The purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will automatically increase their relative percentage ownership interest in us and our future operations.

        Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

        After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions. See Section 2.

Has Monster or its Board of Directors adopted a position on the Offer?

        While our Board of Directors has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary, or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Monster's directors or executive officers or affiliates intend to tender their shares in the Offer?

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. The Founding Holders, which include Rodney Sacks and Hilton Schlosberg (who are officers and members of our Board of Directors), have advised us that, although no final decision has been made, they may tender up to 2,150,000 and 1,250,000 shares, respectively, that they beneficially own in the Offer, including shares held by each of them directly and shares held by certain entities affiliated with them, as Purchase Price Tenders. The Founding Holders beneficially owned an aggregate of 20,194,787 shares as of April 15, 2016, representing 9.9% of our outstanding shares of our common stock as of April 15, 2016 (for beneficial ownership disclaimed by the Founding Holders, see Section 11). Assuming that the Founding Holders tender the 3,400,000 shares referred to above and all such shares are purchased in the Offer, the Founding Holders will beneficially own an aggregate of 16,794,787 shares immediately following the Offer. All of our other directors and officers have advised us that they do not intend to tender any of their shares in the Offer. We are not aware of any other affiliates that intend to tender their shares in the Offer. If the Founding Holders properly tender shares in the Offer, the Founding Holders' Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.

        Our directors, executive officers and affiliates (including the Founding Holders) may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding common stock following the consummation of the Offer, except for Messrs. Sacks and Schlosberg, whose relative beneficial ownership may decrease if they participate in the Offer. See Section 11.

What are the conditions to the Offer?

        Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

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  no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, or (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

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  no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on May 9, 2016 shall have occurred;

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  no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  no commencement or escalation, on or after May 9, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States, shall have occurred;

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  no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, shall be discovered or shall be threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders' equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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  in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

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  no tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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  we shall not have learned after the date of this Offer to Purchase that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC") on or before May 9, 2016), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 9, 2016 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

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  we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

        As of April 15, 2016, we had 203,042,661 issued and outstanding shares. At the minimum Purchase Price of $142.00 per share, we would purchase 14,084,507 shares tendered in the Offer if the Offer is fully subscribed, which would represent 6.9% of our outstanding shares as of April 15, 2016. At the maximum Purchase Price of $160.00 per share, we would purchase 12,500,000 shares tendered in the Offer if the Offer is fully subscribed, which would represent 6.2% of our outstanding shares as of April 15, 2016. If the Offer is fully subscribed at the minimum Purchase Price, we will have 188,958,154 shares outstanding immediately following the purchase of shares in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we will have 190,542,661 shares outstanding immediately following the purchase of shares in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares. See Section 2.

        If any of our shareholders who holds shares in their own name as holders of record, or who is a "registered holder" as a participant in the DTC's system whose names appear on a security position listing, tenders their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company with respect to these shares following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

        Yes. We believe that our purchase of shares pursuant to the Offer will not result in the delisting of our outstanding shares on the NASDAQ or our outstanding shares becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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  if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

  •
  if you are a holder of vested options to purchase shares of our common stock, subject to Company policies, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Time (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on June 1, 2016) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $1.00) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $142.00 per share.

        If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

        If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

        Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested stock options for shares participate in the Offer?

        Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company's policies, and tender the shares received upon such exercise in accordance with the Offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Monster described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

        Please be advised that it is the optionholder's responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on June 1, 2016). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of restricted stock awards or restricted stock unit awards participate in the Offer?

        Holders of restricted stock awards or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will Monster purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered at a price that is at or below the Purchase Price.

        If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:

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  First, all shares owned in "odd lots" (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), except that tenders of less than all of the shares owned by an "odd lot" holder will not qualify for this preference;

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  Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount; and

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  Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

It is therefore possible that some or all of the shares you tender will not be purchased.

If I own less than 100 shares and I tender all of my shares, will I be subject to proration?

        If you are the owner of less than 100 shares in the aggregate, whether such shares are owned beneficially or of record, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. This preference is not available to partial tenders or to holders of 100 or more shares in the aggregate, whether such shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing less than 100 shares. See Section 1.

Once I have tendered shares in the Offer, may I withdraw my tender?

        Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 a.m. midnight, New York City time, on July 6, 2016, the 40th business day following the commencement of the Offer. See Section 4.

How do I withdraw shares previously tendered?

        To validly withdraw tendered shares, you must deliver a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered (if an Auction Tender is being withdrawn) and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen if I do not tender my shares?

        Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Monster pay for my tendered shares that are accepted for purchase pursuant to the Offer?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

        We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company's common stock?

        On May 9, 2016, the reported closing price of our common stock on the NASDAQ was $148.79 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

        The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.

I am a United States shareholder. What are the United States federal income tax consequences if I tender my shares?

        Generally, if you are a United States Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. See Section 14.

        Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

I am a foreign shareholder. What are the United States federal income tax consequences if I tender my shares?

        If you are a Non-United States Holder (as defined in Section 14), the receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to United States federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a "dividend" for United States federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 14. Therefore, we and the Depositary, or other withholding agent, will generally presume that all amounts paid to foreign shareholders in exchange for their shares are dividend distributions, and as to each foreign shareholder, United States federal income tax will be withheld at a 30% rate unless such shareholder provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange (including because such foreign shareholder meets one of the tests of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), described in Section 14 under the caption "Consequences to United States Holders—Characterization of the Purchase"), then, in an appropriate case, you may apply to the Internal Revenue Service ("IRS") for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

        Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Will I have to pay a stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent, or Barclays Capital Inc. or Goldman, Sachs & Co., the Dealer Managers for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company's expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 FORWARD-LOOKING STATEMENTS

        All statements containing a projection of revenues, income (loss), earnings (loss) per share, capital expenditures, dividends, capital structure or other financial items, a statement of management's plans and objectives for future operations, or a statement of future economic performance are forward-looking statements. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements.

        Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made including, but not limited to, the following:

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  Our ability to recognize any and/or all of the benefits from the transactions completed with The Coca-Cola Company ("TCCC") on June 12, 2015 (the "TCCC Transaction");

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  The effect of our extensive commercial arrangements with TCCC on our future performance;

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  The effect of TCCC becoming one of our significant shareholders and the potential divergence of TCCC's interests from those of our other shareholders;

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  Our ability to successfully transfer the distribution of our Monster Energy® brand energy drinks in certain existing domestic and international territories to bottlers/distributors within the TCCC distribution system on terms beneficial to us;

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  Our ability to successfully enter into new distribution agreements with bottlers/distributors within the TCCC distribution system for new international territories;

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  Disruption in distribution or sales and/or decline in sales due to the termination and/or appointment of existing and/or new domestic and/or international distributors;

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  Lack of anticipated demand for our products in domestic and/or international markets;

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  Unfavorable regulations, including taxation requirements, product registration requirements, tariffs, trade restrictions, container size limitations and/or ingredient restrictions;

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  The effect of inquiries from and/or actions by state attorneys general, the Federal Trade Commission (the "FTC"), the United States Food and Drug Administration (the "FDA"), municipalities or city attorneys and/or other government agencies and/or quasi-government agencies and/or government officials, including members of Congress, into the advertising, marketing, promotion, ingredients, sale and/or consumption of our energy drink products, including voluntary and/or required changes to our business practices;

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  Our ability to achieve profitability from our operations outside the United States;

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  Our ability to manage legal and regulatory requirements in foreign jurisdictions, potential difficulties in staffing and managing foreign operations, potentially higher incidence of fraud or corruption and credit risk of foreign customers and distributors;

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  Our ability to produce our products in international markets in which they are sold, thereby reducing freight costs and/or product damages;

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  Our ability to effectively manage our inventories and/or our accounts receivables;

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  Our foreign currency exchange rate risk with respect to our sales, expenses, profits, assets and liabilities denominated in currencies other than the United States dollar, which will continue to increase as foreign sales increase;

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  Changes in accounting standards may affect our reported profitability;

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  Any proceedings which may be brought against us by the SEC, the FDA, the FTC or other governmental agencies or bodies;

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  The outcome of shareholder securities litigation and/or shareholder derivative actions filed against us and/or against certain of our officers and directors, and the possibility of other private shareholder litigation;

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  The possibility of future shareholder derivative actions or shareholder securities litigation filed against us;

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  The outcome of product liability litigation and/or class action litigation regarding the safety of our products and/or the ingredients in and/or claims made in connection with our products and/or alleging false advertising, marketing and/or promotion, and the possibility of future product liability and/or class action lawsuits;

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  The current uncertainty and volatility in the national and global economy;

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  Our ability to address any significant deficiencies or material weakness in our internal controls over financial reporting;

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  Our ability to continue to generate sufficient cash flows to support capital expansion plans and general operating activities;

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  Decreased demand for our products resulting from changes in consumer preferences and/or from decreased consumer discretionary spending power and/or from higher gasoline prices;

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  Changes in demand that are weather related;

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  Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace as a result of actions by competitors;

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  Our ability to introduce new products;

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  An inability to achieve volume growth through product and packaging initiatives;

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  Our ability to sustain the current level of sales and/or increase the sales of our Monster Energy® brand energy drinks and/or our other products, including the energy brands acquired from TCCC;

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  The impact of criticism of our energy drink products and/or the energy drink market generally and/or legislation enacted, whether as a result of such criticism or otherwise, that restrict the sale of energy drinks (including prohibiting the sale of energy drinks at certain establishments or pursuant to certain governmental programs), limit caffeine content in beverages, require certain product labeling disclosures and/or warnings, impose excise and/or sales taxes, limit product sizes or impose age restrictions for the sale of energy drinks;

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  Our ability to comply with and/or resulting lower consumer demand for energy drinks due to proposed and/or future United States federal, state and local laws and regulations and/or proposed or existing laws and regulations in certain foreign jurisdictions and/or any changes therein, including changes in taxation requirements (including tax rate changes, new tax laws, new and/or increased excise and/or sales and/or other taxes on our products and revised tax law interpretations) and environmental laws, as well as the Federal Food, Drug, and Cosmetic Act, including as amended by the Dietary Supplement Health and Education Act, and regulations made thereunder or in connection therewith, as well as changes in any other food, drug or similar laws in the United States and internationally, especially those that may restrict the sale of energy drinks (including prohibiting the sale of energy drinks at certain establishments or pursuant to certain governmental programs), limit caffeine content in beverages, require certain product labeling disclosures and/or warnings, impose excise taxes, limit product sizes, or impose age restrictions for the sale of energy drinks, as well as laws and regulations or rules made or enforced by the FDA, and/or the Bureau of Alcohol, Tobacco and Firearms and Explosives, and/or the FTC;

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  Our ability to satisfy all criteria set forth in any model energy drink guidelines, including, without limitation, those adopted by the American Beverage Association, of which the Company is a member, and/or any international beverage association and the impact on the Company of such guidelines;

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  Disruptions in the timely import or export of our products and/or ingredients due to port strikes and related labor issues;

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  The effect of unfavorable or adverse public relations and/or press and/or articles, comments and/or media attention;

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  Changes in the cost, quality and availability of containers, packaging materials, aluminum, premiums, raw materials and other ingredients and juice concentrates, and our ability to obtain and/or maintain favorable supply arrangements and relationships and procure timely and/or sufficient production of all or any of our products to meet customer demand;

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  The impact of corporate activity among the limited number of suppliers from whom we purchase certain raw materials on our cost of sales;

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  Our ability to pass on to our customers all or a portion of any increases in the costs of raw materials and/or ingredients and/or commodities and/or other cost inputs affecting our business;

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  Our ability to achieve both internal domestic and international forecasts, which may be based on projected volumes and sales of many product types and/or new products, certain of which are more profitable than others, and the fact that there can be no assurance that we will achieve projected levels of sales as well as forecasted product and/or geographic mixes;

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  Our ability to penetrate new domestic and/or international markets and/or gain approval or mitigate the delay in securing approval for the sale of our products in various countries;

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  Economic or political instability in one or more of our international markets;

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  The effectiveness of sales and/or marketing efforts by us and/or the distributors of our products, most of which distribute products that are competitive with our products;

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  Unilateral decisions by distributors, convenience chains, grocery chains, mass merchandisers, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time and/or restrict the range of our products they carry and/or devote less resources to the sale of our products;

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  The costs and/or effectiveness, now or in the future, of our advertising, marketing and promotional strategies;

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  The success of our sports marketing endeavors, both domestically and internationally;

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  Changes in product category consumption;

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  Unforeseen economic and political changes;

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  Possible recalls of our products and/or defective production;

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  Our ability to make suitable arrangements for the co-packing of any of our products both domestically and internationally and/or the timely replacement of discontinued co-packing arrangements;

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  Our ability to make suitable arrangements for the timely procurement of non-defective raw materials;

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  Our inability to protect and/or the loss of our intellectual property rights and/or our inability to use our trademarks and/or trade names or designs in certain countries;

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  Volatility of stock prices which may restrict stock sales, stock purchases or other opportunities;

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  Provisions in our organizational documents and/or control by insiders which may prevent changes in control even if such changes would be beneficial to other shareholders;

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  The failure of our bottlers and/or contract packers to manufacture our products on a timely basis or at all;

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  Exposure to significant liabilities due to litigation, legal or regulatory proceedings;

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  Any disruption in and/or lack of effectiveness of our information technology systems, including a breach of cyber security, that disrupts our business or negatively impacts customer relationships; and

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  Recruitment and retention of senior management, other key employees and our employee base in general.

        The foregoing list of important factors and other risks detailed from time to time in our reports filed with the SEC is not exhaustive. See "Part I, Item 1A—Risk Factors," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, our actual results could be materially different from the results described or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this Offer, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws.

 INTRODUCTION

To the Shareholders of Monster Beverage Corporation:

        Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (1) Auction Tenders at prices specified by the tendering shareholders of not less than $142.00 nor greater than $160.00 per share or (2) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than the Maximum Offer Amount using cash on hand.

        The Offer will expire at the Expiration Time, which is 5:00 p.m., New York City time, on June 8, 2016, unless the Offer is extended or terminated by us.

        After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $142.00 and not more than $160.00 per share, that we will pay for shares validly tendered in the Offer and accepted by us, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. The Purchase Price will be the lowest price per share of not less than $142.00 and not more than $160.00 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding the Maximum Offer Amount. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.

        Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

        Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using DTC's Automated Tender Offer Program ("ATOP") who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        Although our Board of Directors has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary, or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. See Section 2.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. The Founding Holders, which include Rodney Sacks and Hilton Schlosberg (who are officers and members of our Board of Directors), have advised us that, although no final decision has been made, they may tender up to 2,150,000 and 1,250,000 shares, respectively, that they beneficially own in the Offer, including shares held by each of them directly and shares held by certain entities affiliated with them, as Purchase Price Tenders. The Founding Holders beneficially owned an aggregate of 20,194,787 shares as of April 15, 2016, representing 9.9% of our outstanding shares of common stock as of April 15, 2016. Assuming that the Founding Holders tender the 3,400,000 shares referred to above and all such shares are purchased in the Offer, the Founding Holders will beneficially own an aggregate of 16,794,787 shares immediately following the Offer. If the Founding Holders properly tender shares in the Offer, the Founding Holders' Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.

        All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our other directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After the termination of the Offer, our directors and executive officers (including the Founding Holders) may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We are not aware of any other affiliates that intend to tender their shares in the Offer. Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it may tender up to an aggregate of 3,000,000 shares on behalf of such trusts and entities.

        Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered at a price that is at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:

  •
  First, from all holders of "odd lots" of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, except that tenders of less than all of the shares owned by an "odd lot" holder will not qualify for this preference;

  •
  Second, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount; and

  •
  Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

        It is therefore possible that some or all of the shares you tender will not be purchased. Moreover, because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

        The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.

        Any tendering shareholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the IRS Form W-9 included with the Letter of Transmittal, and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8 or other applicable form, may be subject to United States federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding certain material United States federal income tax consequences of the Offer.

        In addition, holders of vested but unexercised options to purchase shares of our common stock under our equity-based compensation plans may exercise such options in accordance with the terms of our equity-based compensation plans and the Company's policies, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.

        We will pay all reasonable fees and expenses incurred in connection with the Offer by Barclays Capital Inc. and Goldman, Sachs & Co., the Dealer Managers for the Offer, Innisfree M&A Incorporated, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 16.

        As of April 15, 2016, there were 203,042,661 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $142.00 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 14,084,507 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $160.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 12,500,000 shares. Assuming that the Offer is fully subscribed, the maximum of 14,084,507 shares that the Company is offering to purchase under the Offer represents 6.9% of the total number of shares issued and outstanding as of April 15, 2016. Assuming that the Offer is fully subscribed, the minimum of 12,500,000 shares that the Company is offering to purchase under the Offer represents 6.2% of the total number of shares issued and outstanding as of April 15, 2016. See Sections 1 and 11.

        Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol "MNST." On May 9, 2016, the reported closing price of our common stock was $148.79 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

 THE OFFER

1.  Number of Shares; Purchase Price; Proration

        General.    Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $142.00 and not more than $160.00 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

        The Purchase Price will be the lowest price per share of not less than $142.00 and not more than $160.00 per share that will enable Monster to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding the Maximum Offer Amount. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

        Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" priority, proration and conditional tender described below.

        Under a Purchase Price Tender, shares will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

        In addition, if shares valued at more than the Maximum Offer Amount are tendered in the Offer at or below the Purchase Price, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

        Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer will be for the account of such shareholders. See Section 8.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered a price that is at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:

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  First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

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  validly tenders and does not validly withdraw prior to the Expiration Time all shares owned, whether such shares are owned beneficially or of record, by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

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  Second, subject to the conditional tender provisions described in Section 6, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount.

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  Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Section 6.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Odd Lots.    The term "odd lots" means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned a total of less than 100 shares in the aggregate, whether such shares are owned beneficially or of record, and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. "Odd lots" will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to holders of 100 or more shares in the aggregate, whether such shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing less than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable "odd lot" discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the "odd lot" procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        The number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. See Section 14. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  Purpose of the Offer; Certain Effects of the Offer

        Purpose of the Offer.    Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, anticipated future performance and financial condition. At March 31, 2016, we had working capital of $3.3 billion, including $2.5 billion of cash and cash equivalents, and no long-term debt. The purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer or otherwise sell their shares of our common stock will automatically increase their relative percentage ownership interest in us and our future operations.

        Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See "Forward Looking Statements." In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity.

        Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open-market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable "odd lot" discounts that might apply to sales of their shares in market transactions.

        In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer or otherwise selling their shares, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Monster and its future operations, while also bearing the attendant risks associated with owning shares of the Company's common stock.

        After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions.

        Although our Board of Directors has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary, or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

        Certain Effects of the Offer.    Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

        The Offer will reduce our "public float" (the number of shares of our common stock owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. The Founding Holders, which include Rodney Sacks and Hilton Schlosberg (who are officers and members of our Board of Directors), have advised us that, although no final decision has been made, they may tender up to 2,150,000 and 1,250,000 shares, respectively, that they beneficially own in the Offer, including shares held by each of them directly and shares held by certain entities affiliated with them, as Purchase Price Tenders.

        The Founding Holders beneficially owned an aggregate of 20,194,787 shares as of April 15, 2016, representing 9.9% of our outstanding shares of common stock as of April 15, 2016 (for beneficial ownership disclaimed by the Founding Holders, see Section 11). Assuming that the Founding Holders tender the 3,400,000 shares referred to above and all such shares are purchased in the Offer, the Founding Holders will beneficially own an aggregate of 16,794,787 shares immediately following the Offer. If the Founding Holders properly tender shares in the Offer, the Founding Holders' Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our other directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. We are not aware of other affiliates that intend to tender their shares in the Offer. Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it may tender up to an aggregate of 3,000,000 shares on behalf of such trusts and entities.

        After the termination of the Offer, our directors, executive officers and affiliates (including the Founding Holders) may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding shares of common stock following the consummation of the Offer, except for Messrs. Sacks and Schlosberg, whose relative beneficial ownership may decrease if they participate in the Offer. See Section 11.

        Based on the published guidelines of the NASDAQ and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in the delisting of our outstanding shares on the NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in our outstanding shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

        Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further shareholder action, except as required by applicable law or the rules of the NASDAQ or any securities exchange on which the shares are then listed, for purposes including the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, Monster currently has no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of Monster or any of its subsidiaries;

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  any material change in our present dividend policy, indebtedness or capitalization;

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  any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

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  any other material change in our corporate structure or business;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

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  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of us, or the disposition by any person of our securities, other than in connection with awards granted to certain employees (including directors and officers) under existing equity-based compensation plans; or

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  any changes in our amended and restated certificate of incorporation or bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Although we do not currently have any plans, other than as disclosed or incorporated by reference into this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.  Procedures for Tendering Shares

        Valid Tender of Shares.    For shares to be tendered validly in the Offer:

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  the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

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  the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $1.00) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $142.00 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $142.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of our common stock.

        If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.10) at which their shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

        Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

        Odd Lot Holders must tender all of their shares and also complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

        Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of shares to be purchased. Shareholders are urged to consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

        Signature Guarantees and Method of Delivery.    If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the section entitled "Special Delivery Instructions" or the section entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents

    Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or DTC. Any documents delivered to us, the Dealer Managers, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

        The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Monster may enforce such agreement against that participant.

        Guaranteed Delivery.    If a shareholder desires to tender shares in the Offer and the certificates for the shareholder's shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form Monster has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  •
  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Shareholders may contact the Information Agent, the Dealer Managers or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase.

        Stock Options.    Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of your option agreement, our equity-based compensation plans and our policies, and tender the shares received upon such exercise in accordance with the Offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Monster described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

        Please be advised that it is the optionholder's responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on June 1, 2016). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        Restricted Stock Awards.    Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See "—Valid Tender of Shares" above.

        Restricted Stock Unit Awards.    Holders of restricted stock unit awards under our equity-based compensation plans may not tender the shares underlying such restricted stock unit awards in the Offer unless and until such shares have vested and the restrictions on such awards have lapsed. Once shares underlying the restricted stock unit awards have vested and the restrictions on such awards have lapsed, you may tender some or all of such shares in the Offer. See "—Valid Tender of Shares" above.

        Return of Unpurchased Shares.    If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

        United States Federal Income Tax Backup Withholding.    Under the United States federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee (1) properly establishes that it is an "exempt recipient" (as described below) or (2) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a United States person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding or establish that it is an "exempt recipient" unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

        Certain "exempt recipients" (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14) that meet certain certification requirements) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the Letter of Transmittal.

        Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and the procedure for obtaining, an exemption from backup withholding.

        For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.

        United States Federal Withholding Tax on Payments to Non-United States Holders.    Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (1) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (2) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).

        To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8ECI before the payment is made.

        As discussed in more detail in Section 14, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if the Non-United States Holder (1) meets any of the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests under Section 302 of the Code described in Section 14 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax or (2) is otherwise able to establish that no tax or a reduced amount of tax is due.

        Additionally, a Non-United States Holder may be subject to the Foreign Account Tax Compliance Act ("FATCA") withholding on gross proceeds payable pursuant to the Offer at a rate of 30% if such Non-United States Holder fails to properly establish an exemption from FATCA withholding on an applicable IRS Form W-8 provided to the Depositary or other withholding agent. See Section 14.

        Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Monster in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Monster reserves the absolute right to:

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  reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful;

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  waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares; and

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  waive any defect or irregularity in any tender with respect to any particular shares, whether or not Monster waives similar defects or irregularities in the case of any other shares.

        No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by Monster. Monster will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Monster, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a "net long position" (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares ("Equivalent Securities") that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (1) such shareholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (2) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        Lost or Destroyed Certificates.    If any certificate representing shares of our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Monster, the Dealer Managers, the Information Agent or DTC. Any certificates delivered to Monster, the Dealer Managers, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.  Withdrawal Rights

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Monster has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 a.m. midnight, New York City time, on July 6, 2016, the 40th business day following the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered (if an Auction Tender is being withdrawn) and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Monster in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Monster reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not Monster waives similar defects or irregularities in the case of any other shareholder. None of Monster, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

        If Monster extends the Offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Monster's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Monster, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer will either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5.  Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay an aggregate purchase price of up to the Maximum Offer Amount for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as the agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.  Conditional Tender of Shares

        Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the United States federal income tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is being made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for United States federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any shareholder tendering shares.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than the Maximum Offer Amount, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of "odd lots", based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

        After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of the Maximum Offer Amount, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of the Maximum Offer Amount. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.  Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

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  there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

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  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

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  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

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  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic foreign or supranational, which:

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  indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

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  is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  there shall have occurred any of the following:

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  any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock

    Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on May 9, 2016;

    •
    any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

    •
    the commencement or escalation, on or after May 9, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

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    any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders' equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

    •
    in the case of any of the preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

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  a tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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  we shall have learned after the date of this Offer to Purchase that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 9, 2016), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 9, 2016 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

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  we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders.

8.  Price Range of Shares; Dividends

        Our common stock is traded on the NASDAQ under the symbol "MNST." The following table sets forth the high and low sales prices for the common stock as reported by the NASDAQ for the periods indicated.

	High	Low
Year Ending December 31, 2016
Second quarter (through May 9, 2016)	$150.70	$120.91
First quarter	149.38	113.08
Year Ending December 31, 2015
Fourth quarter	160.50	127.34
Third quarter	155.83	115.62
Second quarter	144.69	124.18
First quarter	143.90	106.77
Year Ended December 31, 2014
Fourth quarter	$113.50	$89.56
Third quarter	94.93	63.82
Second quarter	73.38	63.00
First quarter	75.63	66.31

        On May 9, 2016, the reported closing price of our common stock on the NASDAQ was $148.79 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

        We have not paid cash dividends to our shareholders since our inception and do not anticipate paying cash dividends in the foreseeable future.

9.  Source and Amount of Funds

        The Offer is not subject to any financing condition. Assuming that the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be $2.0 billion. We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand.

10.  Certain Information Concerning the Company

        Monster Beverage Corporation is a holding company and conducts no operating business except through its subsidiaries. The Company's subsidiaries market and distribute energy drinks, including

Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Mega Monster Energy® energy drinks, Punch Monster® energy drinks, Juice Monster® energy drinks, Ultra® energy drinks, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Mother® energy drinks, BU® energy drinks, Gladiator® energy drinks, Samurai® energy drinks, Nalu® energy drinks, BPM® energy drinks, Play® and Power Play® energy drinks and Relentless® energy drinks.

        Our principal executive offices are located at 1 Monster Way, Corona, California 92879. Our telephone number at that address is (951) 739-6200, and our website address is www.monsterbevcorp.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

        Available Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, and other stock-based awards under the Company's equity-based compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company's publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investors section of the Company's website at www.monsterbevcorp.com to access the Schedule TO and related documents.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

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  our Definitive Proxy Statement on Schedule 14A filed on April 26, 2016;

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  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

  •
  our Current Reports on Form 8-K filed with the SEC on April 29, 2016 (other than information furnished pursuant to Item 2.02), April 1, 2016, February 25, 2016 (other than information furnished pursuant to Item 2.02) and February 24, 2016;

  •
  the description of the Company's common stock, contained in the Company's Form 8-K filed on June 18, 2015, including all material incorporated by reference therein.

        Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Monster Beverage Corporation
1 Monster Way
Corona, California
Attn: Paul J. Dechary
Telephone: (951) 739-6200

        Copies of these filings are also available, without charge, on the Investors section of our website at www.monsterbevcorp.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.  Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

        Shares Outstanding.    As of April 15, 2016, we had 203,042,661 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $142.00 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 14,084,507 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $160.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 12,500,000 shares. Assuming that the Offer is fully subscribed, the maximum of 14,084,507 shares that the Company is offering to purchase under the Offer represents 6.9% of the total number of shares issued and outstanding as of April 15, 2016. Assuming that the Offer is fully subscribed, the minimum of 12,500,000 shares that the Company is offering to purchase under the Offer represents 6.2% of the total number of shares issued and outstanding as of April 15, 2016.

        Interests of Directors and Executive Officers.    As of April 15, 2016, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 20,776,127 shares, representing 10.2% of the total number of our outstanding shares. The Founding Holders, which include Rodney Sacks and Hilton Schlosberg (who are officers and members of our Board of Directors), have advised us that, although no final decision has been made, they may tender up to 2,150,000 and 1,250,000 shares, respectively, that they beneficially own in the Offer, including shares held by each of them directly and shares held by certain entities affiliated with them, as Purchase Price Tenders. The Founding Holders beneficially owned an aggregate of 20,194,787 shares as of April 15, 2016, representing 9.9% of our outstanding shares of common stock, as of April 15, 2016 (for beneficial ownership disclaimed by the Founding Holders, see footnotes to table below). Assuming that the Founding Holders tender the 3,400,000 shares referred to above and all such shares are purchased in the Offer, the Founding Holders will beneficially own an aggregate of 16,794,787 shares immediately following the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. We are not aware of any other affiliates that intend to tender their shares in the Offer. If the Founding Holders properly tender shares in the Offer, the Founding Holders' Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.

        After the termination of the Offer, our directors, executive officers and affiliates (including the Founding Holders) may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding shares of common stock following the consummation of the Offer, except for Messrs. Sacks and Schlosberg, whose relative beneficial ownership may decrease if they participate in the Offer.

        The following table sets forth, as of the most recent practical date, April 15, 2016 (unless otherwise noted below), the beneficial ownership of the Company's common stock of (1) those persons known to the Company to be the beneficial owners of more than 5% of the Company's common stock, (2) each of the Company's directors, (3) each of the Company's named executive officers, and (4) all of the Company's current directors and executive officers as a group. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 15, 2016 by the exercise of options or the vesting of restricted stock units. Such shares, however, are not counted in computing the percentage ownership of any other person.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned
Brandon Limited Partnership No. 1(1)	1,881,856	**	%
Brandon Limited Partnership No. 2(2)	9,795,648	4.8%
Hilrod Holdings IV, L.P.	34,924	**	%
Hilrod Holdings V, L.P.	71,428	**	%
Hilrod Holdings VI, L.P.	107,900	**	%
Hilrod Holdings VII, L.P.	40,072	**	%
Hilrod Holdings VIII, L.P.	189,528	**	%
Hilrod Holdings IX, L.P.	151,148	**	%
Hilrod Holdings X, L.P.	83,306	**	%
Hilrod Holdings XI, L.P.	168,414	**	%
Hilrod Holdings XII, L.P.	133,004	**	%
Hilrod Holdings XIII, L.P.	636,080	**	%
Hilrod Holdings XIV, L.P.	1,823,322	**	%
Hilrod Holdings XV, L.P.	233,628	**	%
Rodney C. Sacks 2008 GRAT #2	30,068	**	%
Rodney C. Sacks 2009 GRAT #2	77,121	**	%
RCS Direct 2010 GRAT	35,162	**	%
RCS Direct 2010 GRAT #2	1,612	**	%
RCS Direct 2011 GRAT	68,438	**	%
FMR LLC(3)	17,036,213	8.4%
Wellington Management Company, LLP(4)	11,188,295	5.5%
The Coca-Cola Company(5)	34,040,534	16.8%
Rodney C. Sacks(6)	17,792,268	8.7%
Hilton H. Schlosberg(7)	17,752,777	8.7%
Gary P. Fayard(8)	972	**	%
Mark J. Hall(9)	446,936	**	%
Thomas J. Kelly(10)	22,117	**	%
Sydney Selati(11)	18,172	**	%
Norman C. Epstein(12)	14,271	**	%
Harold C. Taber, Jr.(13)	41,580	**	%
Benjamin M. Polk(14)	14,860	**	%
Kathy N. Waller(15)	972	**	%
Mark S. Vidergauz(16)	21,460	**	%

Officers and Directors as a group include 11 members, comprising 20,776,127 shares or 10.2% in aggregate.

*
Except as noted otherwise, the address for each of the named stockholders is 1 Monster Way, Corona, California 92879.

**
Less than 1%.

(1)
The mailing address of Brandon Limited Partnership No. 1 ("Brandon No. 1") is 15 Suffolk Street, London SW1Y 4HG, United Kingdom. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

(2)
The mailing address of Brandon Limited Partnership No. 2 ("Brandon No. 2") is 15 Suffolk Street, London SW1Y 4HG, United Kingdom. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

(3)
Based on Schedule 13G/A, filed February 12, 2016 by FMR LLC, based on common shares held on December 31, 2015. The mailing address of this reporting person is 245 Summer Street, Boston, MA 02210.

(4)
Based on Schedule 13G/A, filed February 12, 2015 by Wellington Management Company, LLP, based on common shares held on December 31, 2014. The mailing address of this reporting person is 280 Congress Street, Boston, MA 02210.

(5)
Based on Schedule 13D, filed June 22, 2015 by The Coca-Cola Company and European Refreshments, based on common shares held on June 22, 2015, for which they have shared beneficial ownership. The mailing address of The Coca-Cola Company is One Coca-Cola Plaza, Atlanta, GA 30313. The mailing address of European Refreshments is Southgate, Dublin Road, Drogheda, County Meath, Ireland.

(6)
Includes 1,770,098 common shares owned by Mr. Sacks; 1,881,856 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1's general partners; 9,795,648 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2's general partners; 34,924 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV's general partners; 71,428 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V's general partners; 107,900 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI's general partners; 40,072 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII's general partners; 189,528 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII's general partners; 151,148 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX's general partners; 83,306 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X's general partners; 168,414 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI's general partners; 133,004 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII's general partners; 636,080 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII's general partners; 1,823,322 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV's general partners; 233,628 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV's general partners; 77,121 shares beneficially held by the Rodney C. Sacks 2009 GRAT #2 because Mr. Sacks is the trustee of the Rodney C. Sacks 2009 GRAT #2; 35,162 shares beneficially held by the RCS Direct 2010 GRAT because Mr. Sacks is the trustee of the RCS Direct 2010 GRAT; and 1,612 shares beneficially held by the RCS Direct 2010 GRAT #2 because Mr. Sacks is the trustee of the RCS Direct 2010 GRAT #2. Also includes options presently exercisable to purchase 81,617 common shares, exercisable at $15.86 per share, granted pursuant to a stock option agreement dated June 2, 2008 between the Company and Mr. Sacks; options presently exercisable to purchase 100,000 common shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Sacks; options presently exercisable or exercisable within 60 days to purchase 210,000 common shares, exercisable at $53.96 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Sacks (of which options to purchase 70,000 common shares are currently held by Hilrod Holdings XV, L.P.); options presently exercisable to purchase 140,000 common shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Sacks; and options presently exercisable to purchase 26,400 common shares, exercisable at $135.48 per share, granted pursuant to a stock option agreement dated March 13,

  2015 between the Company and Mr. Sacks. On January 31, 2014, Mr. Sacks pledged 1,000,000 common shares.

  Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 1,770,098 common shares; (ii) 558,017 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 349 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV's general partners; (iv) 714 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V's general partners; (v) 1,079 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI's general partners; (vi) 401 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII's general partners; (vii) 1,895 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII's general partners; (viii) 1,511 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX's general partners; (ix) 833 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X's general partners; (x) 1,684 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI's general partners; (xi) 1,330 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII's general partners; (xii) 6,361 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII's general partners; (xiii) 18,233 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV's general partners; and (xiv) 2,336 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV's general partners.

(7)
Includes 1,745,996 common shares owned by Mr. Schlosberg; 1,881,856 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1's general partners; 9,795,648 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2's general partners; 34,924 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV's general partners; 71,428 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V's general partners; 107,900 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI's general partners; 40,072 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII's general partners; 189,528 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII's general partners; 151,148 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX's general partners; 83,306 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X's general partners; 168,414 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI's general partners; 133,004 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII's general partners; 636,080 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII's general partners; 1,823,322 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV's general partners; 233,628 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV's general partners; 30,068 shares beneficially held by the Rodney C. Sacks 2008 GRAT #2 because Mr. Schlosberg is the co-trustee of the Rodney C. Sacks 2008 GRAT #2; and 68,438 shares beneficially held by the RCS Direct 2011 GRAT because Mr. Schlosberg is the trustee of the RCS Direct 2011 GRAT. Also includes options presently exercisable to purchase 81,617 common shares, exercisable at $15.86 per share, granted pursuant to a stock option agreement dated June 2, 2008 between the Company and Mr. Schlosberg; options presently exercisable to purchase 100,000 common shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Schlosberg;

  options presently exercisable or exercisable within 60 days to purchase 210,000 common shares, exercisable at $53.96 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Schlosberg (of which options to purchase 70,000 common shares are currently held by Hilrod Holdings XV, L.P.); options presently exercisable to purchase 140,000 common shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Schlosberg; and options presently exercisable to purchase 26,400 common shares, exercisable at $135.48 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Schlosberg. On January 31, 2014, Mr. Schlosberg pledged 1,000,000 common shares.

  Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 1,745,996 common shares; (ii) 558,017 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 349 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV's general partners; (iv) 714 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V's general partners; (v) 1,079 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI's general partners; (vi) 401 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII's general partners; (vii) 1,895 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII's general partners; (viii) 1,511 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX's general partners; (ix) 833 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X's general partners; (x) 1,684 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI's general partners; (xi) 1,330 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII's general partners; (xii) 6,361 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII's general partners; (xiii) 18,233 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV's general partners; and (xiv) 2,336 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV's general partners.

(8)
Includes 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Fayard.

(9)
Includes 263,936 common shares owned by Mr. Hall; 5,000 shares beneficially held by the MJCF Hall Family Trust, the beneficiaries of which are Mr. Hall and his spouse; options presently exercisable to purchase 80,000 common shares, exercisable at $17.82 per share, granted pursuant to a stock option agreement dated December 1, 2009 between the Company and Mr. Hall; options presently exercisable to purchase 40,000 common shares, exercisable at $26.26 per share, granted pursuant to a stock option agreement dated December 1, 2010 between the Company and Mr. Hall; options presently exercisable to purchase 35,000 common shares, exercisable at $47.13 per share, granted pursuant to a stock option agreement dated March 14, 2013 between the Company and Mr. Hall; options presently exercisable to purchase 3,000 common shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Hall; and options presently exercisable to purchase 20,000 common shares, exercisable at $135.48 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Hall.

(10)
Includes 14,217 common shares owned by Mr. Kelly; options presently exercisable to purchase 3,000 common shares, exercisable at $47.13 per share, granted pursuant to a stock option agreement dated March 14, 2013 between the Company and Mr. Kelly; options presently exercisable to purchase 1,000 common shares, exercisable at $70.06 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Kelly; options presently exercisable to purchase 2,400 common shares, exercisable at $135.48 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Kelly; and 1,500 restricted stock units granted pursuant to a restricted stock unit agreement dated June 1, 2012 between the Company and Mr. Kelly.

(11)
Includes 17,200 common shares owned by Mr. Selati; and 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Selati.

(12)
Includes 5,299 common shares owned by Mr. Epstein; 8,000 shares beneficially held by Shoreland Investments because Mr. Epstein is one of Shoreland Investment's general partners; and 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Epstein.

(13)
Includes 33,684 common shares owned by Mr. Taber; options presently exercisable to purchase 4,334 common shares, exercisable at $19.20 per share, granted pursuant to a stock option agreement dated June 9, 2010 between the Company and Mr. Taber; options presently exercisable to purchase 2,590 common shares, exercisable at $34.06 per share, granted pursuant to a stock option agreement dated May 18, 2011 between the Company and Mr. Taber; and 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Taber.

(14)
Includes 6,964 common shares owned by Mr. Polk; options presently exercisable to purchase 4,334 common shares, exercisable at $19.20 per share, granted pursuant to a stock option agreement dated June 9, 2010 between the Company and Mr. Polk; options presently exercisable to purchase 2,590 common shares, exercisable at $34.06 per share, granted pursuant to a stock option agreement dated May 18, 2011 between the Company and Mr. Polk; and 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Polk.

(15)
Includes 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Ms. Waller.

(16)
Includes 20,488 common shares owned by Mr. Vidergauz; and 972 restricted stock units granted pursuant to a restricted stock unit agreement dated August 7, 2015 between the Company and Mr. Vidergauz.

        Recent Securities Transactions.    Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
03/14/2016	Mark J. Hall(1)	30,000	N/A	Grant of employee stock options
03/14/2016	Thomas J. Kelly(1)	12,500	N/A	Grant of employee stock options
03/14/2016	Hilton H. Schlosberg(1)	105,000	N/A	Grant of employee stock options
03/14/2016	Hilton H. Schlosberg(1)	2,000	$0	Grant of common stock award
03/14/2016	Hilton H. Schlosberg(1)	12,700	N/A	Vesting of restricted stock units
03/14/2016	Hilton H. Schlosberg(1)	7,117	$131.96	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/14/2016	Hilton H. Schlosberg(1)	39,000	N/A	Grant of restricted stock units
03/14/2016	Rodney C. Sacks(1)	105,000	N/A	Grant of employee stock options
03/14/2016	Rodney C. Sacks(1)	2,000	$0	Grant of common stock award
03/14/2016	Rodney C. Sacks(1)	12,700	N/A	Vesting of restricted stock units
03/14/2016	Rodney C. Sacks(1)	7,117	$131.96	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/14/2016	Rodney C. Sacks(1)	39,000	N/A	Grant of restricted stock units
03/21/2016	Hilton H. Schlosberg(2)	84,859	N/A	Transfer to GRAT with an independent trustee in satisfaction of a loan
03/22/2016	Hilton H. Schlosberg(2)	207,350	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
03/22/2016	Hilton H. Schlosberg(2)	62,705	$0	Receipt of annuity payment in stock options from GRAT with an independent trustee
03/21/2016	Rodney C. Sacks(2)	84,859	N/A	Transfer to GRAT with an independent trustee in satisfaction of a loan
03/22/2016	Rodney C. Sacks(2)	207,350	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
03/22/2016	Rodney C. Sacks(2)	62,705	$0	Receipt of annuity payment in stock options from GRAT with an independent trustee
04/04/2016	Hilton H. Schlosberg(3)	10,060	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
04/04/2016	Hilton H. Schlosberg(3)	205	$0	Receipt of shares from Hilrod Holdings XII, L.P. in respect of general partnership interest
04/04/2016	Rodney C. Sacks(3)	10,060	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
04/04/2016	Rodney C. Sacks(3)	205	$0	Receipt of shares from Hilrod Holdings XII, L.P. in respect of general partnership interest
04/11/2016	Hilton H. Schlosberg(3)	44,724	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
04/11/2016	Hilton H. Schlosberg(3)	913	$0	Receipt of shares from Hilrod Holdings XIII, L.P. in respect of general partnership interest
04/11/2016	Rodney C. Sacks(3)	44,724	$0	Receipt of annuity payment in shares from GRAT with an independent trustee
04/11/2016	Rodney C. Sacks(3)	913	$0	Receipt of shares from Hilrod Holdings XIII, L.P. in respect of general partnership interest

(1)
As reported on a Form 4 filed with the SEC on March 16, 2016.

(2)
As reported on a Form 4 filed with the SEC on March 23, 2016.

(3)
As reported on a Form 4 filed with the SEC on April 14, 2016.

        Stock Repurchase Programs.    On September 11, 2015, our Board of Directors authorized a new share repurchase program for the repurchase of up to $500.0 million of the Company's outstanding shares of common stock (the "September 2015 Repurchase Plan"). During the quarter ended March 31, 2016, the Company did not purchase any shares under the September 2015 Repurchase Plan. As of May 9, 2016, there was $250.0 million remaining under the September 2015 Repurchase Plan.

        On February 23, 2016, our Board of Directors authorized a new share repurchase program for the repurchase of up to $1.75 billion of the Company's outstanding shares of common stock (the "February 2016 Repurchase Plan"). As of May 9, 2016, the full $1.75 billion was remaining under the February 2016 Repurchase Plan. Assuming the Offer is fully subscribed, no amounts will be available under the September 2015 Repurchase Plan or the February 2016 Repurchase Plan following the Offer.

        In addition, during the quarter ended March 31, 2016, 15,277 shares were purchased from employees in lieu of cash payments for options exercised or withholding taxes due for a total amount of $2.0 million. While such purchases are considered common stock repurchases, they are not counted as purchases against the Company's authorized share repurchase programs, including the September 2015 Repurchase Plan. Shares purchased subsequent to the TCCC Transaction are included in common stock in treasury in our condensed consolidated balance sheet at March 31, 2016.

        In addition to the Offer, any additional repurchases of common shares will be subject to the discretion of our Board of Directors, which may consider whether to adopt a new or amended stock repurchase plan based on the results of the Offer, the price per share of our common stock, our financial position and other factors. Any additional repurchases will be dependent upon our financial condition, results of operations, cash requirements and future prospects and other factors deemed relevant by the Board of Directors. The timing, terms and amount of any such share repurchase will be determined by our Board of Directors.

        10b5-1 and 10b-18 Plans.    Our executive officers may enter into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of shares of our common stock. In addition, as part of our February 2016 Repurchase Plan and September 2015 Repurchase Plan, we may enter into 10b5-1 and 10b-18 plans with brokers from time to time, pursuant to which we may repurchase shares of our common stock.

        Equity Plans.    Our 2011 Incentive Plan (the "2011 Plan") permits the granting of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards up to an aggregate of 14,500,000 shares of common stock of the Company to employees or consultants of the Company and its subsidiaries. Shares authorized under the 2011 Plan are reduced by 2.16 shares for each share granted or issued with respect to a Full Value Award. A "Full Value Award" is an award other than an incentive stock option, a non-qualified stock option, or a stock appreciation right, which is settled by the issuance of shares. Options granted under the 2011 Plan may be incentive stock options under Section 422 of the Internal Revenue Code, as amended, or non-qualified stock options. The Compensation Committee has sole and exclusive authority to grant stock awards to all employees who are not new hires and to all new hires who are subject to Section 16 of the Exchange Act. The Compensation Committee and the Executive Committee each independently has the authority to grant stock awards to new hires who are not Section 16 employees. Awards granted by the Executive Committee are not subject to approval or ratification by the Board or the Compensation Committee. Options granted under the 2011 Plan generally vest over a five-year period from the grant date and are generally exercisable up to 10 years after the grant date. Restricted stock granted under the 2011 Plan generally vests over a two- to three-year period from the grant date. Restricted stock units granted under the 2011 Plan generally vest over a two- to five-year period from the grant date. The 2011 Plan replaced the Hansen Natural Corporation 2001 Amended Option Plan, which was terminated effective as of May 19, 2011.

        The 2011 Plan is administered by the Compensation Committee, which is comprised of directors who satisfy the "non-employee" director requirements of Rule 16b-3 under the Exchange Act and the "outside director" provision of Section 162(m) of the Code. Grants under the 2011 Plan are made pursuant to individual agreements between the Company and each grantee that specify the terms of the grant, including the exercise price, exercise period, vesting and other terms thereof.

        Outside Directors Equity Compensation Plans.    The 2009 Hansen Natural Corporation Stock Incentive Plan for Non-Employee Directors (the "2009 Directors Plan") permits the granting of options, stock appreciation rights (each, an "SAR"), and other stock-based awards to purchase up to an aggregate of 1,600,000 shares of common stock of the Company to non-employee directors of the Company. The 2009 Directors Plan is administered by our Board of Directors. Each award granted under the 2009 Directors Plan is to be evidenced by a written agreement and will contain the terms and conditions that our Board of Directors deems appropriate. Our Board of Directors may grant such awards on the last business day prior to the date of the annual meeting of shareholders. Any award granted under the 2009 Directors Plan will vest, with respect to 100% of such award, on the last business day prior to the date of the annual meeting, in the calendar year following the calendar year in which such award is granted. Our Board of Directors may determine the exercise price per share of the Company's common stock under each option, but such price may not be less than 100% of the closing price of the Company's common stock on the date an option is granted. Option grants may be made under the 2009 Directors Plan for 10 years from June 4, 2009. Our Board of Directors may also grant SARs, independently, or in connection with an option grant. Our Board of Directors may determine the exercise price per share of the Company's common stock under each SAR, but such price may not be less than the greater of (1) the fair market value of a share on the date the SAR is granted and (2) the price of the related option, if the SAR is granted in connection with an option grant. Additionally, our Board of Directors may grant other stock-based awards, which include awards of shares of the Company's common stock, restricted shares of the Company's common stock, and awards that are valued based on the fair market value of shares of the Company's common stock. SARs and other stock-based awards are subject to the general provisions of the 2009 Directors Plan. Our Board of Directors may amend or terminate the 2009 Directors Plan at any time. The 2009 Directors Plan replaced the 2005 Hansen Natural Corporation Stock Option Plan for Non-Employee Directors.

        Equity Compensation Agreements.    From time to time, the Company enters into equity compensation agreements with certain executive officers which provide for the grant of equity awards under the 2011 Plan.

        Limitation on Transfers by the Founding Holders.    In connection with the completion of the transactions contemplated by the definitive agreements (the "TCCC Agreements") entered into with TCCC in the TCCC Transaction, which provided for a long-term strategic relationship in the global energy drink category, each of Messrs. Sacks and Schlosberg committed to TCCC, until June 12, 2019, not to sell, assign or otherwise transfer any shares of the Company's common stock or enter into any derivative or lending transaction that would have the same economic effect as a sale of any of the shares of the Company's common stock, in each case, if such transfer would result in Messrs. Sacks and Schlosberg collectively beneficially owning less than 750,000 shares of the Company's common stock. See Section 11.

        Rights of, and Limitations on, TCCC.    Pursuant to the TCCC Agreements, TCCC and European Refreshments Limited, a TCCC subsidiary ("European Refreshments"), each agreed that it will not, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) any interest in any of our common stock

(other than to an affiliate of European Refreshments in accordance with the terms of the definitive agreements) during the period from the closing until the earliest of (the "TCCC Lock-Up Period"):

  •
  June 12, 2019;

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  the date on which the distribution and coordination agreement entered into between the Company and TCCC related to the United States and Canada or any distribution agreement relating to territories in the United States and Canada is terminated or modified in a manner that would cause TCCC, its subsidiaries and distributors in the TCCC distribution network to cease to have exclusive distribution rights to certain Monster products; and

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  a change of control, as defined in the TCCC Agreements, of the Company.

        Notwithstanding the foregoing, European Refreshments may tender its shares of the Company's common stock into a tender or exchange offer made by a third party to holders of common stock of the Company generally that, if successful, would result in a person or entity or group becoming the beneficial owner of 50% or more of our outstanding shares of common stock, and shares of the Company's common stock not so tendered will continue to be subject to the transfer restrictions set forth in the TCCC Agreements.

        Following the TCCC Lock-Up Period, (1) the Company will have a right of first offer with respect to any transfer of shares of the Company's common stock beneficially owned by European Refreshments and representing more than 1% beneficial ownership of the then-outstanding shares of common stock of the Company in any privately negotiated sale or sales to one or more third parties during any 90-day period (excluding transfers pursuant to registered public offerings and open-market sales under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act")) and (2) European Refreshments will not transfer any shares of the Company's common stock to any significant competitor of the Company (excluding transfers pursuant to registered public offerings and open-market sales under Rule 144 under the Securities Act).

        TCCC and European Refreshments also agreed not to enter into any derivative or lending transaction that would have the same economic effect as a sale of any shares of common stock of the Company.

        Standstill Restrictions on TCCC.    Pursuant to the TCCC Agreements, until June 12, 2019, each of TCCC and European Refreshments have agreed that, subject to certain exceptions or unless invited in writing with the approval of a majority of our Board of Directors, it will not, and will not cause or permit any of its consolidated subsidiaries to, directly or indirectly:

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  acquire, offer to acquire or agree to acquire any of our equity securities or convertible securities, except pursuant to certain exceptions;

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  make any public announcement, proposal or offer or otherwise solicit or effect (1) any business combination, merger, tender offer, exchange offer or similar transaction involving us or any of our subsidiaries, including any change of control, (2) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries, or (3) any acquisition of any of our or any of our subsidiaries' equity securities;

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  negotiate or act in concert with, or knowingly finance, assist or encourage, any other person or entity in connection with any of the actions set forth in the two preceding bullet points, or otherwise form, join or participate in a group (other than a group comprised solely of TCCC, European Refreshments and their respective subsidiaries) with respect to any equity securities in connection with any of the actions set forth in the two preceding bullet points above;

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  request, call or seek to call a meeting of our shareholders, nominate any individual for election as a director of the Company at any meeting of our shareholders, submit any shareholder proposal to seek representation on the our Board of Directors or any other proposal to be considered by our shareholders;

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  publicly recommend that any other shareholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any nomination or proposal submitted by another shareholder of the Company;

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  publicly seek to control or influence our Board of Directors or our management or policies;

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  deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of the Company to any voting agreement, pooling arrangement or similar arrangement (other than as contemplated by the TCCC Agreements); or

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  take any action which would reasonably be expected to require us or European Refreshments or any of its affiliates to make a public announcement regarding any of the preceding bullet points above.

        Notwithstanding the standstill restrictions, TCCC and European Refreshments and their consolidated subsidiaries will be entitled to purchase additional shares of the Company in open-market or privately registered transactions as long as, when taken together with all other shares of common stock of the Company beneficially owned by TCCC, European Refreshments and their consolidated subsidiaries at the time such transaction is consummated, such purchase will not result in TCCC, European Refreshments and their consolidated subsidiaries being the beneficial owner of more than 25% of the aggregate number of shares of common stock of the Company outstanding.

        Voting Agreement with TCCC.    Pursuant to the TCCC Agreements, TCCC and European Refreshments each agreed that it will, and will cause its controlled affiliates to, prior to the occurrence of a Management Triggering Event (as defined in the TCCC Agreements), which includes the date on which Messrs. Sacks and Schlosberg no longer collectively beneficially own 750,000 shares of our common stock, vote all of our common stock that TCCC and European Refreshments collectively beneficially own in excess of 20% of our total outstanding shares of common stock in the same proportion as all of our shares of common stock not beneficially owned by TCCC or European Refreshments with respect to any proposals to approve a transaction with a third party that would result in a change of control of the Company on which TCCC or European Refreshments is entitled to vote. European Refreshments also agreed to waive any appraisal or dissenters' rights in connection with any such transactions that would result in a change of control of the Company.

        In addition, for as long as TCCC or European Refreshments beneficially own at least 5% of the aggregate number of shares of the Company's common stock then-outstanding and prior to the occurrence of a change of control of the Company or a Management Triggering Event:

  •
  TCCC and European Refreshments will vote in favor of all director nominees recommended by the Board of Directors or, if requested by the Company, in the same proportion as all of the Company's common stock not beneficially owned by TCCC and European Refreshments, other than with respect to the nominees designated by TCCC or European Refreshments in accordance with the TCCC Agreements; and

  •
  TCCC or European Refreshments will also use their commercially reasonable efforts to be present, in person or by proxy, at all meetings of shareholders of the Company, so that all such shares may be counted for purposes of determining the presence of a quorum at all meetings of holders of common stock of the Company.

        General.    Except for (1) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and performance compensation awards under the Company's equity-based compensation plans, (2) the February 2016 Repurchase Plan, (3) the September 2015 Repurchase Plan, (4) the TCCC Agreements, and (5) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.  Effects of the Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our shareholders.

        We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares to be delisted from the NASDAQ. See Section 7.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

        It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section 7.

13.  Legal Matters; Regulatory Approvals

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

        Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.  Certain Material United States Federal Income Tax Consequences

        The following discussion is a summary of certain material United States federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. Shareholders who do not participate in the Offer will not incur any United States federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose "functional currency" is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), controlled foreign corporations, passive foreign investment companies, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

        This summary is based on the Code and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a "Non-United States Holder" means a beneficial owner of shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding shares and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

        Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

  Consequences to United States Holders.

        Characterization of the Purchase.    An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

        A United States Holder's exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (1) results in a "complete termination" of the United States Holder's stock interest in us, (2) is a "substantially disproportionate" redemption with respect to the United States Holder, or (3) is "not essentially equivalent to a dividend" with respect to the United States Holder.

        In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

        The purchase of a United States Holder's shares by us in the Offer will result in a "complete termination" of the United States Holder's equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the "complete termination" test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the "complete termination" test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

        The purchase of a United States Holder's shares by us in the Offer will result in a "substantially disproportionate" redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting stock in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock in us actually and constructively owned by the United States Holder immediately before the exchange (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the "substantially disproportionate" test to their particular circumstances.

        The purchase of a United States Holder's shares by us in the Offer will generally be treated as "not essentially equivalent to a dividend" if it results in a meaningful reduction of the United States Holder's proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder's particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

        Each shareholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, less than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code described above. Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied.

        Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        Sale or Exchange Treatment.    If the receipt of cash by a United States Holder in exchange for shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for United States federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder's "adjusted tax basis" for such shares at the time of the sale. Generally, a United States Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder's holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for United States federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain. A United States Holder's ability to deduct capital losses may be limited. Generally, gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

        Distribution Treatment.    If a United States Holder's receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder's shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder's ratable share of our current and accumulated earnings and profits as determined under United States federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares (as described above). The redeemed shareholder's basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed shareholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Generally, an

"extraordinary dividend" is a dividend with respect to a share that is equal to or in excess of 10% of a shareholder's adjusted tax basis (or fair market value upon the shareholder's election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the shareholder's adjusted tax basis (or fair market value). Corporate shareholders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.

        Medicare Surtax.    An additional 3.8% tax is imposed on the "net investment income" of certain United States citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

        United States Federal Income Tax Backup Withholding.    See Section 3 for information regarding the United States federal income tax backup withholding requirements.

  Consequences to Non-United States Holders.

        Sale or Exchange Treatment.    Subject to the discussions below regarding Distribution Treatment and FATCA, gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange for United States federal income tax purposes pursuant to the tests of Section 302 of the Code described above under "Consequences to United States Holders—Characterization of the Purchase" unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a "United States real property interest" with respect to the Non-United States Holder.

        Non-United States Holders described in clause (1) above will be subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain United States source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

        Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-United States Holder held such shares or (b) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been a United States real property holding corporation at any time during the five-year period preceding the sale pursuant to the Offer.

        Distribution Treatment.    If a Non-United States Holder does not satisfy any of the Section 302 tests described above under "Consequences to United States Holders—Characterization of the Purchase," the full amount received by the Non-United States Holder with respect to our purchase of shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions. The treatment, for United States federal income tax purposes, of any amounts treated as a distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see "Consequences to United States Holders—Distribution Treatment"). However, the Depositary or other withholding agent will generally treat distributions received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and, subject to the discussion below regarding FATCA, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or, provided we have received proper certification of the application of an income tax treaty, such lower rate as may be specified by such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder's conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder's United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS, including because such Non-United States Holder meets one of the tests of Section 302 of the Code described above under "Consequences to United States Holders—Characterization of the Purchase" that would characterize the transaction as an exchange (as opposed to a distribution).

        Amounts treated as dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 for information regarding the application of United States federal income tax withholding to payments made to Non-United States Holders.

        Notwithstanding the foregoing, and subject to the discussion below regarding FATCA, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30% of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable.

        FATCA.    Pursuant to legislation commonly known as FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any "withholdable payments." Because the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other foreign entity that does not properly establish an exemption from FATCA withholding on IRS Form W-8BEN, W-8BEN-E or other applicable form will be subject to the FATCA withholding tax. Amounts withheld under FATCA will also satisfy the withholding tax described above under "Consequences to Non-United States Holders—Distribution Treatment," but are not eligible for reduction by income tax treaties, and generally may be credited against the 30% withholding tax discussed above in "—Distribution Treatment"). An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements.

        This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

15.  Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 has occurred or has been deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a release through PR Newswire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

  •
  we (1) increase or decrease the price to be paid for shares, (2) increase the number of shares sought in the Offer by more than 2% of the outstanding number of shares, or (3) decrease the number of shares sought in the Offer; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. midnight, New York City time.

16.  Fees and Expenses

        We have retained Barclays Capital Inc. and Goldman, Sachs and Co. to act as our Dealer Managers in connection with the Offer.

        The Dealer Managers will receive customary compensation in connection with the Offer, and we have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        The Dealer Managers and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        The Dealer Managers and their respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of our common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Managers and their respective affiliates at any time may own certain of our securities, including shares of our common stock. In addition, the Dealer Managers and their respective affiliates may tender shares into the Offer for their own account.

        We have also retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Managers, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Managers or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

        Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.  Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers licensed under the laws of such jurisdiction.

        After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Monster.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent, or any or our or their affiliates.

MONSTER BEVERAGE CORPORATION

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Hand, Express Mail, Courier, or Other Expedited Service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

        Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Shareholders call toll-free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833

The Dealer Managers for the Offer are:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

Banks, Brokers and Shareholders
Call Toll-Free: (888) 610-5877

Goldman, Sachs & Co.
200 West Street, 7th Floor
New York, New York 10282

Direct: (212) 902-1000
Toll-Free: (800) 323-5678